Exhibit 10.3

Dated 15 October 2014

SALE & PURCHASE AGREEMENT

Singapore eDevelopment Limited
(the Vendor)

and

Fragmented Industry Exchange Inc.
(the Purchaser)

Contents

1	DEFINITIONS	3

2	SALE AND PURCHASE	6

3	CONDITIONS PRECEDENT	6

4	VALUATION AND CONSIDERATION	6

5	COVENANTS AND BOARD REPRESENTATION	7

6	WARRANTIES AND UNDERTAKINGS	8

7	COMPLETION	8

8	GENERAL INDEMNIFICATION	10

9	TERMINATION	10

10	CONFIDENTIALITY	10

11	CONTINUING EFFECT OF AGREEMENT	11

12	NO ASSIGNMENT	11

13	PREVALENCE OF AGREEMENT	11

14	TIME OF ESSENCE	11

15	COSTS AND TAXATION	11

16	NOTICES	11

17	FURTHER ASSURANCE	12

18	SEVERABILITY	12

19	COUNTERPARTS	12

20	ENTIRE AGREEMENT AND MODIFICATIONS	12

21	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT (CAP. 53B)	12

22	GOVERNING LAW AND JURISDICTION	13

SCHEDULE 1 - FORM OF CERTIFICATE OF DESIGNATIONS.

SCHEDULE 2 – FORM OF SOFTWARE DEVELOPMENT, SUPPORT & NON-COMPETE AGREEMENT.

SCHEDULE 3 WARRANTIES GIVEN BY THE VENDOR UNDER CLAUSE 6.1

SCHEDULE 4 - WARRANTIES GIVEN BY THE PURCHASER UNDER CLAUSE 6.2

THIS AGREEMENT is made on October 15, 2014

AMONG:

(1)
SINGAPORE EDEVELOPMENT LIMITED (Company Registration No. 200916763W), a company incorporated in Singapore and having its registered office at 9 Temasek Boulevard, #09-02A, Singapore 038989 (the “Vendor”);

AND

(2)
FRAGMENTED INDUSTRY EXCHANGE INC., a company incorporated in the state of Delaware, United States of America and having its registered office at 80 Mountain Laurel Road, Fairfield, CT 06824 (the “Purchaser”);

(each a “Party” and collectively, the “Parties”).

RECITALS

A.
HOTAPPS INTERNATIONAL PTE. LTD. (Company Registration No. 201414877D), a company incorporated in Singapore and having its registered office at 7 Temasek Boulevard, #43-03A, Singapore 038987 (the “Target”), is in the business of, amongst others, developing a cross-platform mobile instant messaging application (the “Business”). The Target owns a mobile application with proprietary developed technology and which is ready to be launched in the mobile application market (“HotApp”).

B.
As at the date of this Agreement, the Purchaser is a fully reporting public company in the United States of America. The Purchaser has filed for the quotation of its common stock of US$0.001 par value (“Shares”) on the OTCQB, an electronic inter-dealer quotation system regulated by the Financial Industry Regulatory Authority (“FINRA”). The Purchaser has 4,132,000 issued and outstanding Shares (as defined herein).

C.
As at the date of this Agreement, the Vendor is the legal and beneficial owner of 2 ordinary shares in the share capital of the Target, representing in aggregate the entire share capital of the Target.

D.
The Vendor has agreed to sell, and the Purchaser has agreed to purchase, all of the shares in the Target, representing the entirety of the share capital of the Target (the “Sale Shares”), on the terms of the conditions set out under this Agreement, for the Consideration (as defined below), pursuant to which upon Completion, the Purchaser shall become the legal and beneficial owner of the Sale Shares.

NOW IT IS AGREED as follows:

1	DEFINITIONS

1.1	In this Agreement, unless the context otherwise requires, the following words or expressions shall have the following meanings:-

“Accounts” means the Management Accounts;

“Affiliates” means, with respect to any person (the “Specified Person”), any person other than the Specified Person directly or indirectly controlling, controlled by or under direct or indirect common control with the Specified Person and, without limiting the generality of the foregoing, includes: (a) any officer or director of the Specified Person, (b) any such directors’ parent, spouse, sibling or child (a “relative”), (c) one or more of such directors, officers, relatives or combination thereof (a “group”), and (d) any person controlled by any such director, officer, relative or group or in which any such director, officer, relative or group beneficially owns or holds 20% or more of any class of share capital or equity or profits interest. For the purposes of this definition, the term ‘control’ when used with respect to any specified person means the possession, directly or indirectly, of power to direct or cause the direction of the management and policies of such specified person, whether through the ownership of voting shares or by contract or otherwise;

“Agreement” means this Agreement and schedules attached hereto, and include all variations and supplements to the same as may be agreed in writing between the Parties from time to time;

“Board” means the board of directors for the time being of the Target;

“Business” means the business of the Target as set out in Recital A;

“Business Day” means a day on which commercial banks are open for business in Singapore (other than Saturdays, Sundays or public holidays);

“Completion” means the completion of the sale and purchase of the Sale Shares pursuant to Clause 7;

“Completion Date” means the date that Completion takes place, which shall be a date falling within seven (7) Business Days upon fulfilment of all the condition precedents in Clause 3.1 of this Agreement (such date to be agreed upon between the Parties), or such other date as the Parties may agree in writing;

“Confidential Information” means any information which is proprietary and confidential to a party including but not limited to the terms and conditions of this Agreement, information concerning or relating in any way whatsoever to its distributorship arrangements, principals, any of the trade secrets or confidential operations, processes or inventions carried on or used by a party, any information concerning the organisation, business, finances, transactions or affairs of a party, dealings of a party, secret or confidential information which relates to the business or party or any of its principals’, clients’ or customers’ transactions or affairs, any party’s technology, designs, documentation, manuals, budgets, financial statements or information, accounts, dealers’ lists, customer lists, marketing studies, drawings, notes, memoranda and the information contained therein, any information therein in respect of trade secrets, technology and technical or other information relating to the development, manufacture, clinical testing, analysis, marketing, sale or supply or proposed development, manufacture, clinical testing, analysis, marketing, sale or supply of any products or services by a party, and information and material which is either marked confidential or is by its nature intended to be exclusively for its knowledge of the recipient alone;

“Consideration” means the consideration for the purchase of the Sale Shares set out in Clause 4.1;

“Consideration Shares” shall have the meaning ascribed to it in Clause 4.2(a);

“Costs and Expenses” means all costs and expenses related to the transactions contemplated under this Agreement, including but not limited to legal costs incurred in the preparation of this Agreement and the professional fees in relation to the transactions contemplated under this Agreement;

“Due Diligence Documents” means the documents reviewed by the Purchaser during the course of the Due Diligence Investigations

“Due Diligence Investigations” has the meaning ascribed to it in Clause 3.1(vii);

“Certificate of Designations” shall mean that instrument of Purchaser to be filed with the Delaware Secretary of State, which set forth on Schedule 1;

“Encumbrances” means any form of legal, equitable or security interests, including but not limited to any mortgage, assignment of receivables, debenture, lien, charge, pledge, adverse claim, rent-charge, claim, option, pre-emption rights, right to acquire, security arrangement, restriction, security interest, hypothecation, right of first refusal, any preference arrangement (including title transfers and retention arrangements or otherwise) and any other encumbrance or condition whatsoever or any other arrangements having similar effect;

“FINRA” shall have the meaning ascribed to it in Recital A;

“GST” means goods and services tax charged under the Goods and Services Tax Act, Chapter 117A of Singapore;

“Independent Valuation” or “Valuation” shall have the meaning ascribed to it in Clause 4;

“Intellectual Property” includes trademarks, service marks, trade names, domain names, logos, get-up, patents, registered and unregistered design rights, copyrights, database rights, source codes and all other similar rights in any part of the world including rights in computer software in and relating to all property including (but not limited to) the HotApp software application; Know-how; lists of suppliers and customers and other confidential and proprietary knowledge and information; rights protecting goodwill and reputation; database rights and all rights or forms of protection of a similar nature to any of the foregoing or having equivalent effect anywhere in the world and including, without limitation, where such rights are obtained or enhanced by registration, any registration of such rights and applications and rights to apply for such registrations;

“Know-how” means confidential industrial and commercial information and techniques in any form including, without limitation, drawings, formulae, test results, reports, project reports and testing procedures, instruction and training manuals, tables of operating conditions, market forecasts and lists and particulars of customers and suppliers;

“Long Stop Date” means the date falling on the expiration of twenty-four (24) months from the date of this Agreement, or such other date as the Parties may agree in writing;

“Management Accounts” means the management accounts of the Target since the date of its incorporation and up to the month-end preceding the month in which this Agreement is executed;

“Memorandum and Articles” means the memorandum and articles of association or constitutive documents of the Target, as amended, modified or supplemented from time to time;

“OTCQB” shall have the meaning ascribed to it in Recital A;

“Sale Shares” has the meaning ascribed to it in Recital D;

Perpetual Preferred Stock” shall mean the preferred stock of the Purchaser issued pursuant to the terms and conditions of its Certificate of Designations (which is set forth on Schedule 1), with the relative rights, privileges and preferences stated in the Certificate of Designations (which is set forth on Schedule 1);

“SDS Agreement” means the agreement for ongoing software development, support and non-compete agreement, attached hereto as Schedule 2;

“SGX-ST” means the Singapore Exchange Securities Trading Limited;

“Shares” means the common stock of US$0.001 par value of the Purchaser;

“Singapore Dollars”, "S$" and “Cents” mean the lawful currency of Singapore;

“Target” shall have the meaning ascribed to it in Recital A;

“Taxation” means all forms of taxation and statutory, governmental, state, provincial, local governmental or municipal impositions, duties, contributions and levies, including any goods and services tax or other form of value added tax and stamp duty in each case, whether of Singapore or elsewhere in the world whenever imposed and whether chargeable directly or primarily against or attributable directly or primarily to the Target or any other person and all penalties, charges, costs and interest relating thereto; and

“Third Party Confidential Information” means Confidential Information belonging to a third party; and

“US Dollars”, “US$” and “US Cents” mean the lawful currency of the United States of America.

1.2
Any reference to a statutory provision shall include such provision and any regulations made in pursuance thereof as from time to time modified or re-enacted whether before or after the date of this Agreement so far as such modification or re-enactment applies or is capable of applying to any transactions entered into prior to Completion and (so far as liability hereunder may exist or can arise) shall include also any past statutory provisions or regulations (as from time to time modified or re-enacted) which such provisions or regulations have directly or indirectly replaced.

1.3	References to “Recitals” and “Clauses” are to the recitals and the clauses of this Agreement;

1.4	Any reference to include or including shall be deemed to be followed by without limitation or but not limited to whether or not they are followed by such phrases or words of like import.

1.5
Unless the context otherwise requires, words (including words defined in this Agreement) denoting the singular number only shall include the plural and vice versa; words denoting natural persons shall include bodies corporate, and words denoting any gender shall include all genders; and

1.6	The headings in this Agreement are for convenience only and shall not affect the construction of any provision in this Agreement.

1.7	Unless otherwise expressly provided, all covenants, warranties, representations, undertakings and indemnities given or made by the Vendor in this Agreement are given or made severally.

2	SALE AND PURCHASE

2.1
Subject to the terms and conditions contained in this Agreement, and in particular to Clause 3, and subject to and in consideration of the provision of the Consideration to the Vendor, the Vendor shall, as legal and beneficial owner, sell and transfer to the Purchaser, and the Purchaser shall, relying on the representations, warranties and undertakings contained in this Agreement, purchase from the Vendor the Sale Shares, with all rights, title and interest in and to the Sale Shares attaching to them as at Completion, free from all Encumbrances and including all rights, dividends, entitlements and distributions declared, made or paid on or after the Completion Date with respect to the Sale Shares.

2.2
The Vendor agrees that it shall waive or procure the waiver of any right of pre-emption or any other restrictions on transfer in respect of the Sale Shares conferred on it or any other person under the Memorandum and Articles or otherwise, and the Vendor agrees to procure from any such persons as may be necessary before Completion the irrevocable waiver of any such right or restriction on transfer in respect of the Sale Shares.

3	CONDITIONS PRECEDENT

3.1
The obligations of the Parties under this Agreement are conditional upon, and Completion shall not take place until, all of the following conditions have been fulfilled on or prior to the Completion Date:

(i)	The Target obtaining such approval(s) from its board of directors and/or shareholders in connection with this Agreement and the transactions contemplated therein as may be necessary;

(ii)
The Vendor obtaining such approval(s) from its board of directors, shareholders and the SGX-ST (and any other regulatory authority) in connection with this Agreement and the transactions contemplated therein as may be necessary;

(iii)
The Purchaser obtaining such approval(s) from its board of directors and relevant regulatory authority in connection with this Agreement (including approval from any regulatory authority for the issuance of the Consideration Shares and the Perpetual Preferred Stock (as defined herein) and such new Shares as may be issued upon the conversion of the  Perpetual Preferred Stock) and the transactions contemplated therein as may be necessary;

(iv)	The Purchaser shall have filed the Certificate of Designations with the Delaware Secretary of State;

(v)	No material adverse change in the prospects, businesses, operations, assets or financial conditions of the Target occurring since the date of this Agreement to the Completion Date;

(vi)	There is no breach by the Vendor and the Purchaser of their respective representations, warranties, covenants and indemnities contained in this Agreement;

(vii)
The completion and satisfactory outcome, of all financial and legal due diligence investigations (the “Due Diligence Investigations”) by the Purchaser and its professional advisers into, amongst others, the financial, contractual, tax and prospects, of the Target and title to its assets, as may be determined by the Purchaser in its reasonable discretion;

(viii)
The completion and satisfactory outcome, of Due Diligence Investigations by the Vendor and its professional advisers into, amongst others, the financial, contractual, tax and prospects, of the Purchaser and title to its assets, as may be determined by the Vendor in its reasonable discretion; and

(ix)
All necessary third party, governmental and regulatory consents, approvals and waivers where required for the transactions contemplated hereunder having been obtained by the Target, and such consents, approvals and waivers not having been amended or revoked before Completion Date, and if any such consents, approvals or waivers are subject to conditions, such conditions being acceptable to the Purchaser.

3.2
At any time on or before the Completion Date, the Purchaser may waive any of the above conditions precedent applicable on the part of the Vendor, save for Clause 3.1(ii), by written notice to the Vendor. At any time on or before the Completion Date, the Vendor may waive any of the above conditions precedent applicable on the part of the Purchaser, save for Clause 3.1(iii) and 3.1(iv), by written notice to the Purchaser.

3.3
If any of the conditions precedent set out in Clause 3.1 above are not fulfilled by any Party on or before the Long Stop Date and such non-fulfilment is not waived by the other Parties as set out in Clause 3.2 above, this Agreement shall ipso facto cease, lapse and determine and in that event, the Parties shall be released and discharged from their respective obligations under this Agreement other than the provisions of this Agreement which survive the termination of this Agreement and no Party shall have any claim against the other Party for costs, damages, compensation or otherwise under this Agreement, save for any claim by any Party against the other Party in respect of any antecedent breach of this Agreement (including Clause 3.1). The Parties hereby undertake to use their best endeavours to ensure that their respective conditions precedent as set out in Clause 3.1 above are fulfilled as soon as reasonably practicable and in any event, by the Long Stop Date.

4	VALUATION AND CONSIDERATION

4.1
The Vendor and the Purchaser acknowledge that an independent valuation report has established the value of the intellectual property of HotApp at US$743 million (the “Valuation”).  The Vendor and the Purchaser further acknowledge that based on a supplemental valuation to the Valuation (the “Supplement”), and based on recent market transactions of a similar nature, the average enterprise value per user for a software application such as HotApp is US$73.20 (the “User Market Value”). Based on the Valuation, the Supplement and Due Diligence Investigations, the Parties have agreed to a purchase price of US$700,000,000 for the Sale Shares (the “Consideration”), to be determined and payable as stated below in Clause 4.2.

4.2	The Consideration, shall, subject to Clause 4.1, be satisfied in the following manner:

(a)	On the Completion Date, through the issuance of 1,000,000 Shares (“Consideration Shares”) by the Purchaser to the Vendor, whereby each Consideration Share shall have an issue price of US$10;

(b)
On the Completion Date, through the issuance of up to US$690,000,000 in stated value of Purchaser’s Perpetual Preferred Stock (“Perpetual Preferred Stock”). In addition, the relative rights, privileges and features of the Perpetual Preferred Stock are set forth on the Certificate of Designations of the Purchaser which is set out in Schedule 1 to this Agreement; and

4.3	Following the issuance of the Perpetual Preferred Stock, the Perpetual Preferred Stock may only be converted into the Purchaser’s common stock based on the following conditions:

(a)
Upon completion the Vendor will receive 13,800,000 Perpetual Preferred Stocks which are capable of conversion into 69,000,000 common stocks of the Purchaser with issue price of US$10 per common stock (equivalent to a total of US$690,000,000 in stated value) upon the HotApp acquiring 9,426,230 users (the “Total Users”). The Total Users is calculated by dividing the US$690,000,000 by the market value per user (“User Market Value”) of US$73.20;

(b)
For each 1,000,000 acquired users, the Vendor shall have the right to convert 1,464,000 Perpetual Preferred Stocks into 7,320,000 commons stocks of the Purchaser with issue price of US$10 per common stock (equivalent to a total US$73,200,000 in stated value) (individually, the “Tranche”).  Each Tranche is calculated by multiplying the 1,000,000 users by the User Market Value of US$73.20; and

(c)
Subsequent to nine Tranche Issuances, representing a total of 9,000,000 active users, and upon obtaining the remaining 426,230 users of the Total Users, the Vendor shall have the right to convert the remaining 624,000 Perpetual Preferred Stocks into 3,120,000 commons stock of the Purchase with issue price of US$10 per common stock (equivalent to a total of US$31,200,000 in stated value) (the “Final Tranche”).   The Final Tranche is calculated by multiplying the 426,230 users by the User Market Value of US$73.20.

Further details of the calculation and terms of the Perpetual Preferred Stock is set forth on Schedule 1 to this Agreement.

5	COVENANTS AND BOARD REPRESENTATION

5.1	Pre-Completion Covenants of the Vendor

(a)
The Vendor hereby covenants and undertakes to the Purchaser to procure that, from the date hereof until Completion, the Business of the Target is carried on in its usual and normal course and that the Target shall not enter into any contract or commitment or do anything which, in any such case, is either out of the ordinary and usual course of its Business or of a material nature.

(b)
Prior to Completion, the Vendor shall procure that the Purchaser and its agents or representatives will, upon reasonable notice, be given reasonable access for a period of 45 days from the date of this Agreement, to the properties and to the books and records (whether statutory, managerial, financial or otherwise) of the Target including without limitation, the statutory books, minute books, leases, licences, contracts, details of receivables, Intellectual Property, tax records, supplier list and customer lists in the possession or control of the Target, and the Vendor and the Target shall upon request furnish such information regarding the Business and affairs of the Target as the Purchaser may require.

(c)
Prior to Completion, the Vendor shall procure that the Target shall take all reasonable steps to preserve all of its properties owned or leased which are used in the conduct of its Business in good working condition, ordinary wear and tear excepted and, in particular, will maintain in force all insurance policies and all other such insurances normally kept in force.

5.2	Pre-Completion Covenants of the Purchaser

(a)
The Purchaser hereby covenants and undertakes to the Vendor to procure that, from the date hereof until Completion, the Business of the Purchaser is carried on in its usual and normal course and that the Purchaser shall not enter into any contract or commitment or do anything which, in any such case, is either out of the ordinary and usual course of its business or of a material nature.

(b)
Prior to Completion, the Purchaser shall procure that the Vendor and its agents or representatives will, upon reasonable notice, be given reasonable access for a period of 45 days from the date of this Agreement, to the properties and to the books and records (whether statutory, managerial, financial or otherwise) of the Purchaser including without limitation, the statutory books, minute books, leases, licences, contracts, details of receivables, Intellectual Property, tax records, supplier list and customer lists in the possession or control of the Purchaser, and the Purchaser shall upon request furnish such information regarding the business and affairs of the Purchaser as the Vendor may require.

(c)
Prior to Completion, the Purchaser shall procure that the Purchaser shall take all reasonable steps to preserve all of its properties owned or leased which are used in the conduct of its business in good working condition, ordinary wear and tear excepted and, in particular, will maintain in force all insurance policies and all other such insurances normally kept in force.

(d)
Prior to Completion, the Purchaser shall procure that the Purchaser shall preserve intact its current business organisations, keep available the services of its current officers and employees and preserve their relationships with customers, suppliers and others having business dealings with them to the end that their goodwill and going business value shall be unimpaired at the Completion Date.

5.3
Under the Purchaser’s current bylaws, the board of directors of the Purchaser shall have up to 3 members. Upon Completion, Vendor shall be entitled to nominate one representative to the board of directors of the Purchaser.

6	WARRANTIES AND UNDERTAKINGS

6.1	The Vendor hereby warrants, represents and undertakes to and with the Purchaser and its successors in title the terms set out in Schedule 3.

6.2	The Purchaser hereby warrants, represents and undertakes to and with the Vendor and the Target and their successors in title the terms set out in Schedule 4.

6.3
In relation to any representation, warranty or undertaking which refers to the knowledge, information or belief of the undertaking Party, it shall mean that the undertaking Party has made full inquiry into the subject matter of that representation, warranty or undertaking and that it/he does not have the knowledge, information or belief that the subject matter of that representation, warranty or undertaking may not be correct, complete or accurate.

~~7~~	COMPLETION

Subject to Clause 3.1, Completion shall take place on the Completion Date at the office of the Vendor (or at such other place as the Parties may agree). The Parties hereby agree and confirm that the Completion of this Agreement shall be deemed to be effective 5.00 p.m. (Singapore time) on the Completion Date.

7.1
On or before the Completion Date, the parties will execute a Software Development, Support and Non-Compete Agreement (“SDS Agreement”). The SDS Agreement details the commitment of the Vendor to provide ongoing intellectual property development and technical support. The SDS Agreement is set out in the form and substance as included in Schedule 2 to this Agreement;

7.2	On the Completion Date:

(A)	The Vendor shall deliver to the Purchaser:

(i)	evidence of satisfaction of the Vendor’s obligations under Clause 3 as may be reasonably required by the Purchaser;

(ii)	valid share certificates in respect of the Sale Shares in the name of the Vendor;

(iii)	duly executed share transfer forms in relation to the Sale Shares in favour of the Purchaser and/or its nominee in a form reasonably acceptable to Purchaser;

(iv)	duly certified copies of board resolution of the Target approving:

(a)	the transfer of the Sale Shares subject to the same being duly stamped if necessary;

(b)	the affixation of the Target’s common seal (where required);

(c)	the issue of new share certificates in respect of the Sale Shares in favour of the Purchaser and/or its nominee; and

(d)	the registration of the Purchaser and/or its nominee in the Target’s register of members as the holder of the Sale Shares;

(v)
such waivers or consents as may be necessary to enable the Purchaser and/or its nominees to be registered as holder of any and all of the Sale Shares, including but not limited to waiver of any pre-emption rights as may be prescribed by the Memorandum and Articles of the Target or otherwise;

(vi)
a certificate signed by a director of the Vendor in a form reasonably acceptable to Purchaser confirming and certifying that all the warranties set out in Schedule 1, where applicable, have been complied with and would be correct in all respects as if repeated on the Completion Date by reference to the circumstances then existing and that all the representations, warranties, undertakings and convenants of the Vendor contained in Clauses 5 and 6.1 have been fully performed and observed by the Vendor; and

(vii)
a certificate signed by a director of Vendor in a form reasonably acceptable to Purchaser confirming and certifying that the Memorandum and Articles and all resolutions provided to Purchaser are current, true and correct.

7.3	Upon compliance with the provisions of Clause 7.2:

(A)	The Purchaser shall deliver to the Vendor:

(i)	valid share certificates in respect of the Consideration Shares in the name of the Vendor;

(ii)	evidence of satisfaction of the Purchaser’s obligations under Clause 3 as may be reasonably required by the Vendor;

(iii)	duly certified copies of board resolution of the Purchaser approving:

(a)	the affixation of the Purchaser’s common seal (where required);

(b)	the issue of new share certificates in respect of the Consideration Shares in favour of the Vendor and/or its nominee;

(c)	the registration of the Vendor and/or its nominee in the Purchaser’s register of members as the holder of the Consideration Shares;

(d)
the approval of the execution and delivery of this Agreement, the Preferred Stock Agreement, the Certficate of Designations, and the SDS Agreement,  and the transactions contemplated hereunder and thereunder;

(iv)
such waivers or consents as may be necessary to enable the Vendor and/or its nominees to be registered as holder of any and all of the Consideration Shares, including but not limited to waiver of any pre-emption rights as may be prescribed by the Memorandum and Articles of the Purchaser or otherwise; and

(v)
a certificate signed by an officer of the Purchaser in a form reasonably acceptable to Vendor confirming and certifying that all the warranties set out in Schedule 2, where applicable, have been complied with and would be correct in all respects as if repeated on the Completion Date by reference to the circumstances then existing and that all the representations, warranties, undertakings and convenants of the Purchaser contained in Clauses 5 and 6.2 have been fully performed and observed by the Purchaser (where applicable).

7.4
If any one of the Parties breaches its obligations under this Clause 7, the other party shall be entitled, in addition to and without prejudice to all other rights and remedies available to it, including the right to claim damages, to:

(i)           elect to terminate the Agreement;

(ii)	effect Completion so far as practicable having regard to the defaults which have occurred and subject to any terms and conditions which the Parties may agree in writing; or

(iii)	fix a new date for Completion (not being more than 30 days after the Completion Date) in which case the provisions of this Clause 7 shall apply to Completion as so deferred.

7.5
If any one of the Parties terminates this Agreement pursuant to Clause 7.4(i), each Party’s further rights and obligations shall cease immediately upon termination but termination shall not affect a Party’s accrued rights and obligations as at the date of termination.

8	GENERAL INDEMNIFICATION

8.1
Subject to Clause 8.5, Vendor agrees to indemnify, defend and hold harmless the Purchaser (and its directors, officers, employees, agents, representatives, Affiliates, successors and assigns) from and against all losses, liabilities, damages, deficiencies, demands, claims, actions, judgments or causes of action, assessments, costs or expenses (including, without limitation, interest, penalties and reasonable legal fees and disbursements) based upon, arising out of or otherwise in respect of any material inaccuracy in or any material breach of any representation, warranty, covenant or agreement of the Vendor contained in this Agreement or in any documents delivered pursuant to this Agreement.

8.2
Subject to Clause 8.5, the Purchaser agrees to indemnify, defend and hold harmless the Vendor (and its directors, officers, employees, agents, representatives, Affiliates, successors and assigns) from and against all losses, liabilities, damages, deficiencies, demands, claims, actions, judgments or causes of action, assessments, costs or expenses (including, without limitation, interest, penalties and reasonable legal fees and disbursements) based upon, arising out of or otherwise in respect of any material inaccuracy in or any material breach of any representation, warranty, covenant or agreement of the Purchaser contained in this Agreement or in any documents delivered pursuant to this Agreement.

8.3
The right of a Party to indemnification, payment, reimbursement, or other remedy based upon such representations, warranty, covenant, or obligations of the other Party will not be affected by the Due Diligence Investigations conducted or any knowledge acquired at any time by the former Party, whether before or after the execution and delivery of this Agreement or the Completion Date, with respect to the accuracy or inaccuracy of, or compliance with, such representation, warranty, covenant, or obligation.

8.4
For the avoidance of doubt, the indemnity provided by a Party pursuant to this Clause 8 shall not be limited by any pre-existing knowledge of the other Party of any inaccuracy in or any breach of any representation, warranty, covenant or agreement of the former Party contained in this Agreement or in any documents delivered pursuant to this Agreement, whether or not such inaccuracy or breach have been uncovered by the Due Diligence Investigations.

8.5
In respect of any liability arising as a result of the indemnities set out in Clause 8.1 above (in the case of the Vendor) or Clause 8.2 (in the case of the Purchaser), the Parties agrees that the liability (if any) on the part of the Vendor shall in aggregate be limited to a monetary sum of US$100,000, and the liability (if any) on the part of the Purchaser shall in aggregate be limited to a monetary sum of US$100,000.

9	TERMINATION

This Agreement may be terminated by the following Party by written notice to the other Parties prior to Completion as follows:

(i)	at the election of a Party in accordance with Clause 7.4;

(ii)	at the election of a Party, if the other Party has breached any representation, warranty, covenant or agreement contained in this Agreement, which breach cannot be or is not cured by Completion Date;

(iii)	at any time on or prior to the Completion Date, by mutual written consent of the Parties.

If this Agreement so terminates, it shall become null and void and have no further force or effect, save for the provisions which are intended to survive the termination of this Agreement.

10	CONFIDENTIALITY

10.1
Each Party shall keep strictly confidential the negotiations relating to this Agreement, the existence of this Agreement and its contents, and each Party shall not disclose the same to any other person without the prior written consent of the other Party, other than to its holding company, its directors, key employees and advisers and the directors, employees and advisers of its holding company on a strictly need to know basis, or when required under the rules and regulations of the SGX-ST and of the United States Securities and Exchange Commission (the “Commission”), and other applicable laws or regulations of Singapore and/or United States of America.

10.2
Save as provided in this Clause 10, no press release or public announcement relating to any matter in this Agreement shall be issued or made by or on behalf of a Party without the written consent of such Party, save for any press release or public announcement required under the rules and regulations of the SGX-ST and of the Commission, and other applicable laws or regulations of Singapore or the United States of America or elsewhere to which a Party is subject.

10.3
All communication between the Parties, all information and other material supplied to or received by any of them from the other which is either designated confidential or by its nature intended to be confidential, and all information concerning the business transactions or the financial arrangements of the Parties shall be kept confidential by the recipient unless or until it is, or part of it is, in the public domain (save where such information has become known to the public by reason of any wilful or negligent act or omission of the recipient Party or its representatives), whereupon to the extent that it is part of the public domain, the obligation under this clause shall cease.

10.4
The Parties acknowledge that the Vendor shall be entitled to make, amongst other public announcements, press releases and announcements on the SGX-ST relating to the subject-matter of this Agreement upon the execution of this Agreement.

10.5
The Parties acknowledge that the Purchaser shall be entitled to make, amongst other public announcements, press releases and announcements and file such reports and forms with the Commission relating to the subject-matter of this Agreement upon the execution of this Agreement.

10.6	Nothing herein shall in any way restrict or prohibit the Parties from complying with any disclosure obligations prescribed by any relevant applicable law.

11	CONTINUING EFFECT OF AGREEMENT

All provisions of this Agreement shall so far as they are capable of being performed or observed continue in full force and effect notwithstanding Completion except in respect of matters then already performed.

12	NO ASSIGNMENT

The Vendor may not assign or transfer all or part of its rights or obligations under this Agreement without the prior written consent of the Purchaser. The Purchaser may not assign or transfer all or part of its rights or obligations under this Agreement without the prior written consent of the Vendor.

13	PREVALENCE OF AGREEMENT

In the event of any inconsistency between the provisions of this Agreement and the Memorandum and Articles of the Target and/or the memorandum and articles of association or constitutive documents of the Purchaser, the provisions of this Agreement shall as between the Parties hereto prevail and the Parties shall so far as they are able, cause such necessary alterations to be made to the Memorandum and Articles of the Target and/or the memorandum and articles of association or constitutive documents of the Purchaser as are required to remove such conflict.

14	TIME OF ESSENCE

Any time or period mentioned in any provision of this Agreement may be extended by mutual agreement between the Parties hereto but as regards any time, date or period originally fixed or any time, date or period so extended as aforesaid, time shall be of the essence.

15	COSTS AND TAXATION

15.1	Each Party shall bear and be responsible for its respective Costs and Expenses incurred in relation to the negotiation, preparation and implementation of this Agreement.

15.2
Any stamp duty payable on the sale and purchase of the Sale Shares shall be borne by the Purchaser. Any stamp duty payable on the sale and purchase of the Consideration Shares and the Perpetual Preferred Stock shall be borne by the Vendor.

16	NOTICES

Any notice, communication or demand required to be given, made or served under this Agreement shall be in writing in the English language and delivered by hand or sent by prepaid registered post or by fax or telex to the intended recipient thereof at the following address or fax number or to such other address or fax number as may from time to time be notified (in accordance with this clause) by the relevant Party to the other Party:

Vendor	Singapore eDevelopment Limited 9 Temasek Boulevard, #09-02A, Singapore 038989 Fax no: +65 63339164 Attention: CEO

Purchaser	Fragmented Industry Exchange Inc. 2490 Blackrock Turnpike #344 Fairfield, Connecticut 06825 Fax no: 203.659.1690 Attention: CEO

Any such notice, communication or demand shall be deemed to have been duly served (if given or made by fax) immediately on such transmission or (if given or made by letter) two days after posting and in proving the same, it shall be sufficient to produce the fax or telex report or to show that the envelope containing the same was duly addressed, stamped and posted.

17	FURTHER ASSURANCE

The Parties shall execute and do and procure all other persons if necessary, to execute and do all such further deeds, assurances, acts and things as may be reasonably required whether before or after Completion so that full effect may be given to the terms and conditions of this Agreement.

18	SEVERABILITY

The illegality, invalidity or unenforceability of any provision of this Agreement under the law of any jurisdiction shall not affect its legality, validity or enforceability under the law of any other jurisdiction nor the legality, validity or enforceability of any other provision.

19	COUNTERPARTS

This Agreement may be entered into by the Parties in separate counterparts, each of which when so executed shall be an original, but all counterparts shall together constitute one and the same document. Signatures may be exchanged by facsimile, with original signatures to follow. Each Party agrees to be bound by its own facsimile and that it accepts the facsimile signature of the other Party.

20	ENTIRE AGREEMENT AND MODIFICATIONS

20.1
This Agreement, including the Schedules herein, constitute the entire agreement between the Parties with respect to the transactions contemplated in this Agreement and supersedes all prior oral and written agreements, memoranda, understandings, undertakings, representations and warranties between the Parties relating to the subject matter of this Agreement.

20.2
Each Party acknowledges to the other (and shall execute this Agreement and any documents in the agreed form in reliance on such acknowledgement) that it has not been induced to enter into any such documents by nor relied on any representation or warranty other than the representations and/or warranties as contracted herein.

20.3	No amendment or variation of this Agreement shall be effective unless so amended or varied in writing and signed by or on behalf of each of the Parties.

21	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT (CAP. 53B)

Nothing in this Agreement is intended to grant to any third party any right to enforce any term of this Agreement or to confer on any third party any benefits under this Agreement for the purposes of the Contracts (Rights of Third Parties) Act (Cap. 53B) and any re-enactment thereof, the application of which legislation is hereby expressly excluded.

22	GOVERNING LAW AND JURISDICTION

22.1	This Agreement shall be governed by and construed in accordance with the laws of Singapore.

22.2
Subject to Clause 22.3 below, in relation to any legal action or proceeding arising out of or in connection with this Agreement (“Proceedings”), the Parties hereby irrevocably submit to the non-exclusive jurisdiction of the courts of Singapore and waive any objection to Proceedings in any such court on the grounds of venue or on the grounds that the Proceedings have been brought in an inconvenient forum.

22.3
Notwithstanding Clause 22.2 above, submission shall not affect the right of the Purchaser to take Proceedings in any jurisdiction nor shall the taking of Proceedings in any jurisdiction preclude the Purchaser from taking Proceedings in any other jurisdiction.

SCHEDULE 1 - FORM OF CERTIFICATE OF DESIGNATIONS.

FRAGMENT INDUSTRY EXCHANGE, INC.

CERTIFICATE OF DESIGNATIONS OF RIGHTS,
PRIVILEGES, AND PREFERENCES OF

PERPETUAL PREFERRED STOCK

AND QUALIFICATIONS, LIMITATIONS

AND RESTRICTIONS THEREOF
_______________________________________________________________

Pursuant to Section 151 of the
General Corporation Law of the State of Delaware
_______________________________________________________________

ARTICLE I

The name of this corporation is FRAGMENTED INDUSTRY EXCHANGE, INC. (formerly Ontarget Staffing Inc.)

ARTICLE II

Pursuant to Sections 151 and 103 of the General Corporate Law of the State of Delaware, I, Mary Ellen Schloth, the Chief Executive Officer and Secretary of Fragmented Industry Exchange, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), DO HEREBY CERTIFY THAT:

The Board of Directors of the Corporation on October 15, 2014 adopted the following resolution creating a series of its preferred stock designated the “Perpetual Preferred Stock”:

RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation by the Certificate of Incorporation dated March 7, 2012, the Board of Directors of the Corporation by unanimous resolution does hereby designate the terms, and authorize and provide for the issuance of the "Perpetual Preferred Stock,” consisting initially of 13,800,000 shares, having the voting powers, preferences and relative participating rights, and the qualifications, limitations or restrictions that are set forth as follows:

A. Designation and Amount. The shares of such series shall be designated as “Perpetual Preferred Stock” with a par value of $0.0001 per share, and the number of shares constituting such series initially shall be 13,800,000. Such amount may be increased or decreased by the resolution of the Board of Directors, provided that no decrease shall reduce the number of shares of the Perpetual Preferred Stock to less than the number of shares then issued and outstanding, fully diluted.

Schedule 1 - 1

B. Rights, Preferences and Restrictions of Perpetual Preferred Stock.  The rights, preferences, privileges and restrictions granted to and imposed on the Perpetual Preferred Stock are as set forth below:

1.           Rank. The Perpetual Preferred Stock, except as otherwise stated herein, in respect of dividends and distributions upon a Liquidation Event, shall rank senior to all classes of common stock of the Corporation, and each other class of Capital Stock or series of Preferred Stock hereafter created that does not expressly provide that it ranks senior to, or on a parity with, the Perpetual Preferred Stock as to dividends and distributions upon a Liquidation Event ("Junior Stock"). The Perpetual Preferred Stock shall, in respect of dividends and distributions upon a Liquidation Event, rank on a parity with (a) the Common Stock, and (b) any class of Capital Stock or series of Preferred Stock hereafter created that expressly provides that it ranks on a parity with the Perpetual Preferred Stock as to dividends and distributions upon a Liquidation Event ("Parity Stock"); provided, however, that any such Parity Stock, other than the Common Stock, that was not approved in writing by the majority of the Holders shall be deemed to be Junior Stock and not Parity Stock. The Perpetual Preferred Stock shall, in respect of dividends and distributions upon a Liquidation Event, rank junior to each class of Capital Stock or series of Preferred Stock hereafter created that has been approved in writing by the majority of the Holders and that expressly provides that it ranks senior to the Perpetual Preferred Stock as to dividends or distributions upon Liquidation Event ("Senior Stock").

2.           Dividend Provisions.  Beginning on the Issue Date, the Holders of the outstanding shares of Perpetual Preferred Stock shall be entitled to receive dividend distributions when and if dividend distributions are declared and authorized  on the Common Stock by the Board of Directors, provided that, each share of the Perpetual Preferred Stock shall have rights, privileges and preferences on dividend distributions equal to five (5) shares of Common Stock.

3. Liquidation Preference.

(a)           In the event of a Liquidation Event, the Holders of the Perpetual Preferred Stock shall have the same rights as holders of Common Stock, except that each share of outstanding Perpetual Preferred Stock shall have five (5) times the rights as each share of Common Stock (“Liquidation Ratio”). Collectively, the holders of the then outstanding shares of Common Stock and the holders of the then outstanding shares of Perpetual Preferred Stock shall be entitled to receive all of the remaining assets of the Corporation available for distribution to such stockholders. The distribution shall be ratable, in proportion to the number of shares of the Common Stock and/or Perpetual Preferred Stock held by them, after giving effect to the Liquidation Ratio.

(b)           A “Liquidation Event” shall include (A) the closing of the sale, transfer or other disposition of all or substantially all of the Corporation’s assets, or (B) a liquidation, dissolution or winding up of the Corporation; provided, however, that a transaction shall not constitute a Liquidation Event if its sole purpose is to change the state of this corporation’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Corporation’s securities immediately prior to such transaction. The treatment of any particular transaction or series of related transactions as a Liquidation Event may be waived by the vote or written consent of the holders of at least fifty percent (50%) of the outstanding Perpetual Preferred Stock (voting together as a single class and not as separate series). The Corporation shall give each holder of record of Perpetual Preferred Stock written notice of such impending Liquidation Event not later than twenty (20) days prior to the stockholders’ meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction.  The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Article II.B.3, and the Corporation shall thereafter give such holders prompt notice of any material changes.  The transaction shall in no event take place sooner than twenty (20) days after the Corporation has given the first notice provided for herein or sooner than ten (10) days after the Corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened or waived upon the written consent of the holders of Perpetual Preferred Stock that (i) are entitled to such notice rights or similar notice rights and (ii) represent at least a majority of the voting power of all then outstanding shares of such Perpetual Preferred Stock (voting together as a single class and not as separate series).

4. Redemption.  The Perpetual Preferred Stock shall not be redeemable.

5. Conversion.  The Perpetual Preferred Stock shall be subject to the following conversion rights:

(a).           Voluntary Conversion by Holder.  The Perpetual Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the Issue Date subject to the following:

For each 1,000,000 Commercial Users of the Application (without duplication), Holder shall have the right to convert 1,464,000 shares of Perpetual Preferred Stock into 7,320,000 shares of Common Stock, so that there must be a minimum of 9,426,230 Commercial Users in order of all of the shares of the Perpetual Preferred Stock to be converted.

 (b).           Conversion Procedures.

(i)           The Corporation will not issue any fractional shares of Common Stock upon a conversion pursuant to this Article II.B.5 (if fractional shares result from any conversion, all such fractional shares rounded up to the nearest whole share).

Schedule 1 - 2

(ii)           Mechanics of Conversion.  Before any Holder of Perpetual Preferred Stock shall be entitled to voluntarily convert the same into shares of Common Stock, such Holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of this corporation or of any transfer agent for the Perpetual  Preferred Stock, and shall give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued.  The Corporation shall, as soon as practicable thereafter (but not later than 10 days thereafter), issue and deliver to such holder of Perpetual  Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid.  Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Perpetual Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.  If a partial conversion of the Perpetual Preferred Stock occurs, the Corporation shall, as soon as practicable thereafter (but not later than 10 days thereafter), issue a new certificate of Perpetual Preferred Stock to the Holder after giving effect to the conversion.

(c).           Adjustment Event.

(i)           In the event that, by reason of any merger, consolidation, combination, liquidation, recapitalization, stock dividend, stock split, split-up, split-off, spin-off, combination of shares, exchange of shares or other like change in capital structure of the Corporation, the Common Stock is substituted, combined, or changed into, any cash, property, or other securities, or the shares of Common Stock are changed into a greater or lesser number of shares of Common Stock (each, an "Adjustment Event"), the Conversion Ratio shall be appropriately and equitably adjusted by the Corporation so that the Holder of shares of Perpetual Preferred Stock thereafter converted may receive the number and kind of shares of capital stock of the Corporation which such Holder would have owned immediately following such action if such Holder had converted such Holder’s shares of Perpetual Preferred Stock immediately before the occurrence of such Adjustment Event.

(d).           Notices of Record Date.  In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, the Corporation shall mail to each holder of Perpetual  Preferred Stock, at least ten (10) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution, and the amount and character of such dividend or distribution.

(e).           Reservation of Stock Issuable Upon Conversion.  The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock or other Capital Stock, solely for the purpose of effecting the conversion of the shares of the Perpetual Preferred Stock, such number of its shares of Common Stock or other Capital Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Perpetual  Perpetual Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock or other Capital Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Perpetual Preferred Stock, the Corporation will take such immediate corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock or other Capital Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate of Designations.

(f).           Notices and Delivery of Certificates.  Any notice or delivery of certificates required by the provisions herein to be given to the holders of shares of Perpetual Preferred Stock shall be given to each holder of record at his address appearing on the books of the Corporation.

(g).           Status of Converted Stock. In the event that any shares of the Perpetual Preferred Stock shall be converted  as stated herein, the shares of the Perpetual Preferred Stock so converted shall be cancelled and retired, and shall not be issuable by the Corporation.

6.           Voting Rights.

The Perpetual Preferred Stock shall have no voting rights prior to conversion.

C.           Definitions.

As used in herein, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

“Application”  shall mean the software application of Hotapps International Pte. Ltd., a subsidiary of the Corporation.

"Capital Stock" means any and all shares, interests, participations, or other equivalents (however designated) of capital stock of the Corporation.

Schedule 1 - 3

“Commercial User” shall mean a third party that has completed a form generated by the Corporation and has activated the Application for commercial use.

"Common Stock" means any and all shares of the Corporation’s $0.0001 par value common stock.

"Corporation" means Fragmented Industry Exchange, Inc., a Delaware corporation, and its successors.

"Holder" means a holder of a share or shares of Perpetual Preferred Stock as reflected in the stock books of the Corporation.

"Issue Date" means the date of original issuance of the applicable shares of Perpetual  Preferred Stock.

"Junior Stock" has the meaning ascribed to it in Article II.B.1. hereof.

“Liquidation Event” shall have the meaning set forth in Article II.B.3(b).

"Parity Stock" has the meaning ascribed to it in Article II.B.1. hereof.

"Perpetual Preferred Stock" has the meaning ascribed to it in Article II.A. hereof.

"Senior Stock" has the meaning ascribed to it in Article II.B.1. hereof.

[Rest of Page Intentionally Left Blank – Signature Page to follow]

Schedule 1 - 4

IN WITNESS WHEREOF, Fragment Industry Exchange, Inc. has caused its duly authorized officer to execute this Certificate on this the 15th day of October 2014.

Fragmented Industry Exchange, Inc.

_______________
Mary Ellen Schloth
Chief Executive Officer

Schedule 1 - 5

SCHEDULE 2 – FORM OF SOFTWARE DEVELOPMENT, SUPPORT & NON-COMPETE AGREEMENT.

THIS SOFTWARE DEVELOPMENT, SUPPORT and NON-COMPETE AGREEMENT (the “Agreement”) dated this 15th day of October 2014 (the “Effective Date”) by and between Signapore eDevelopment Limited, having a business address at 9 Temasek Boulevard #09-02A, Singapore 038989 (“SED”) and Fragmented Industry Exchange Inc (“FIE”), having a business address 2490 Blackrock Turnpike #344, Fairfield, CT 06825.   (SED and FIE collectively,” the “Parties”, or individually the “Party”).

BACKGROUND
WHEREAS, FIE purchased from SED certain exclusive right to certain intellectual property (“Technical Information”) related to an instant messaging application, entitled “Software” or “HotApps” (as hereinafter defined).

WHEREAS, SED will provide ongoing Development, Maintenance and Support Services listed below for the Software.

The term "HotApps" or “Software” as used in this agreement means: a cross-platform mobile instant messaging application.

NOW THEREFORE, in consideration of the premises and covenants, and other good and valuable consideration, and the mutual promises of the performance of the undertakings set forth herein, it is agreed by and among the parties hereto as follows:

1.	ONGOING DEVELOPMENT & SUPPORT

SED will provide further development and technical support for the Software.   Support shall include (i) diagnosis of problems, (ii) further development and testing, and (iii) resolutions of problems (all collectively, the “Services”). SED will use its best efforts to address reported and reproducible errors in the Software.

2.	MAINTENANCE

During the term of this agreement, SED will provide FIE with patches, updates, releases and latest versions of the Software along with other generally available technical material.  SED agrees not to use or transfer the prior version but to destroy or archive the prior version of the Software.

3.	TERM

This Agreement shall start on the Effective Date. Unless otherwise terminated through written agreement of the Parties, this Agreement shall run for a period of 2 years from the Effective Date.

4.	COMPENSATION

Compensation paid to SED for the Services provided under this Agreement will be provided under the terms of a separate agreement(s).   Until such a time as otherwise agreed to by the Parties, SED will provide the Services free of charge.   Within ninety (90) days of the Effective Date of this Agreement, or such later date as may be mutually agreed between the Parties, the Parties intend to establish a separate compensation agreement.

Schedule 2 - 1

5.	REPRESENTATIONS, OBLIGATIONS, WARRANTIES AND DISCLAIMERS:

SED represents and warrants as follows:

●
SED has the power and authority to execute, deliver and perform its obligations under this Agreement, and that neither the execution nor delivery of this Agreement nor the performance of its obligations hereunder will constitute a breach of the terms or provisions of any contract or agreement to which it is a party;

●
SED agrees that commencing on the Effective Date of the Agreement and continuing through the corporate existence of FIE, that SED will not, either directly or indirectly, on SED’s own behalf, or in the service of or on behalf of others, engage in or provide services or develop products or methodologies of a similar type or nature as that of the FIE; and

●	SED is a duly organized, validly existing corporation of Singapore and its corporate charter has never been revoked or suspended.

FIE represents and warrants as follows:

●
FIE has the power and authority to execute, deliver and perform its obligations under this Agreement, and that neither the execution nor delivery of this Agreement nor the performance of its obligations hereunder will constitute a breach of the terms or provisions of any contract or agreement to which it is a party; and

●	FIE is a duly organized, validly existing corporation of the State of Delaware and its authority to operate as a corporation has never been revoked or suspended.

6.	CONFIDENTIAL INFORMATION

SED shall use all Technical Information obtained heretofore or hereafter from FIE for the sole purpose of the further development and marketing of HotApps. SED shall hold in confidence any and all Technical Information and disclosed directly or indirectly to SED by FIE, under this Agreement except that such obligation does not extend to:  (a) Technical Information which at the time of the disclosure are in the public domain; and (b) Technical Information which after disclosure is published or otherwise becomes part of the public domain through no fault of SED (but only after, and only to the extent that, it is published or otherwise becomes part of the public domain).

SED shall upon request by FIE, obtain from its officers, employees and other persons having access to Technical Information, a duly-binding agreement to maintain such information in confidence by any such person in a form acceptable to FIE.

For the avoidance of doubt, nothing herein precludes SED from making any disclosures required of SED under any applicable law or regulation or regulatory or governmental body in Singapore or elsewhere.

7.	ENFORCEMENT

SED shall immediately inform FIE of any infringement, potential or actual, which may come to SED’S attention.  FIE in their sole discretion may, but shall not be obligated to, take whatever steps it deems advisable to terminate any such potential or actual infringement of any of the Software rights.     If FIE shall elect not to pursue such third party, SED, at its sole cost and expense and with FIE approval, may take such action to terminate such infringement, in which event FIE agrees to cooperate with SED.

8.	GENERAL

(a)
Each Party acknowledges that it has read this Agreement, it understands this Agreement and agrees to be bound by its terms. Further, both Parties agree that this is the complete and exclusive statement of the Agreement between the Parties, which supersedes and merges all prior proposals, understandings and all other agreements, oral and written, between the Parties relating to this Agreement. This Agreement may not be modified or altered except by written instrument duly executed by both Parties.

(b)	If any provision of this Agreement is invalid under any applicable statute or rule of law, it is to that extent, deemed to be omitted;
(c)
Neither Party to this Agreement may assign or sub-license without the prior written consent of the other Party, rights, duties or obligations under this Agreement to any person or entity, in whole or in part. A sale of substantially all of FIE's assets to a third party or any transfer of more than 50% of the voting stock of FIE to a third party shall not constitute an assignment under this Agreement.

(d)	This Agreement shall be governed by and construed in accordance with the laws of Singapore.
(e)
In relation to any legal action or proceeding arising out of or in connection with this Agreement (“Proceedings”), the Parties hereby irrevocably submit to the non-exclusive jurisdiction of the courts of Singapore and waive any objection to Proceedings in any such court on the grounds of venue or on the grounds that the Proceedings have been brought in an inconvenient forum.

(f)
This Agreement may be entered into by the Parties in separate counterparts, each of which when so executed shall be an original, but all counterparts shall together constitute one and the same document. Signatures may be exchanged by facsimile, with original signatures to follow. Each Party agrees to be bound by its own facsimile and that it accepts the facsimile signature of the other Party.

[Rest of Page Intentionally Left Blank – Signature Page to Follow]

Schedule 2 - 2

SIGNATURE PAGE:

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date first above written above in duplicate by their duly authorized representatives.

SED:
WITNESS:

By:

Print Name:

Title:

FIE:
WITNESS:

By:

Name: Mary Ellen Schloth

Title: CEO

Schedule 2 - 3

SCHEDULE 3 WARRANTIES GIVEN BY THE VENDOR UNDER CLAUSE 6.1

As of the date of this Agreement and as of the Completion Date, Vendor (in relation to itself, the Sale Shares and the Target) hereby represents and warrants to Purchaser and undertakes with the Purchaser (with the intent that the provisions set out herein shall continue to have full force and effect) as follows:-

1.	CAPACITY OF VENDOR AND OWNERSHIP OF SALE SHARES

1.1
As at the date of this Agreement, the Sale Shares are authorised, properly and validly issued and allotted, and are each fully paid-up and rank pari passu in all respects inter se with all other ordinary shares of the Target.

1.2
The Vendor is the lawful and beneficial owner of, and have good and marketable title to, the Sale Shares which are registered in its name and that it is or will on Completion be able to procure the transfer of the Sale Shares to the Purchaser on the terms of this Agreement without the consent of any third party. The sale of the Sale Shares is not and will not be subject to any preemptive rights or rights of first refusal. The execution, delivery and performance of and compliance with this Agreement, and the transfer and sale of the Sale Shares by Vendor, will not; violate any law, rule, regulation, order, or decree of any governmental authority to which such Vendor is subject, nor result in a material breach of any contract to which such Vendor is bound and to which the Sale Shares are subject, nor result in a violation or breach by such Seller of any judgment, order, writ, injunction or decree issued against or imposed upon such Seller, nor result in a material breach or default under (or an event that, with giving of notice or passage of time or both, would constitute a breach of or default under), or termination of, or accelerate the performance required by, nor result in the creation or imposition of, any material security interest, lien, charge or other encumbrance upon Sale Shares under any contract, instrument or agreement to which such Vendor is a party or by which Vendor or any of the Sale Shares are bound,  and nor result in any material violation, or be in conflict with or constitute a default under any of the charter documents, or any organizational documents, by-laws or other corporate documents of such Vendor, if any

1.3
The Sale Shares are be free from all and any Encumbrances or any arrangements or obligations to create any Encumbrances whatsoever with all rights and benefits attaching thereto and no person has or shall have any right (whether exercisable now or in the future and whether contingent or not) to call for the allotment, conversion, issue, sale or transfer of any share or loan capital or any other security giving rise to a right over the Sale Shares under any option or other agreement (including conversion rights and rights of pre-emption).

1.4	Other than the Sale Shares, there are no outstanding subscriptions, shares of capital stock, options, warrants, call features, convertible instruments, debt instruments, or the like of Target.

1.5
      That it has obtained the approval of its board of directors for the transactions contemplated under this Agreement and no other approval, including shareholder approval or approval from any exchange,  is required to complete the transaction contemplated herein.

1.6
The Vendor has full legal right, power and authority to enter into, exercise its rights and perform or comply with its obligations under this Agreement which, when executed, will constitute valid and legally binding obligations on the Vendor, enforceable against it in accordance with terms of this Agreement.

1.7
All actions, conditions and things required to be taken, fulfilled and done (including the obtaining of any necessary consents or licence or the making of any filing or registration) in order (a) to enable the Vendor lawfully to enter into, exercise its rights and perform or comply with its obligations under this Agreement, (b) to ensure that those obligations are valid, legally binding and enforceable and (c) to make this Agreement admissible in evidence in the courts of Singapore, have been taken, fulfilled and done.

1.8	The Target is not in violation of any law, rule or regulation of any federal, state or local government.

1.9
The Vendor’s entry into, exercise of its rights and/or performance of or compliance with its obligations under this Agreement do not and will not violate, or exceed any power or restriction granted or imposed by, or give any third party a right to terminate or modify or result in the creation of any Encumbrance under (i) any law, regulation, authorisation, directive or order (whether or not having the force of law) to which it is subject; (ii) its constitutive documents, where applicable; or (iii) any agreement, instrument or document to which it is a party or which is binding on it or on its assets or undertaking.

1.10
Vendor is acquiring the Consideration Shares, and if issued, the Perpetual Preferred Stock and the shares underlying the Perpetual Preferred Stock for investment purposes only and not with a view for re-distribution. Vendor acknowledges that the Consideration Shares and the Perpetual Preferred Stock are restricted securities as that term is defined under United States securities laws and the certificate representing the Consideration Shares and the Perpetual Preferred Stock will bear a customary restrictive legend.

Schedule 3 - 1

1.11	There exists the following facts:

(i)
no order has been made or petition presented for the bankruptcy or winding-up of the Vendor in Singapore or elsewhere and no legal or other process has been levied or applied for in respect of the whole or any part of its assets including the Target; and

(ii)
no composition in satisfaction of the debts of the Vendor or scheme of arrangement of its affairs or compromise or arrangement between the Vendor and its creditors and/or members of any class of its creditors and/or members has been proposed, sanctioned or approved which has the effect of breaching any of the terms of this Agreement or would prevent the relevant Vendor from fulfilling its obligations under this Agreement.

1.12	There are no subsidiaries of Target.

2.	CAPACITY OF THE TARGET

2.1
The Target is a company duly organised and validly existing under the laws of Singapore and has all requisite corporate power and lawful authority to own, lease and operate its properties and to carry on its Business. The corporate minute books of the Target have made available to the Purchaser on or prior to Completion are complete and correct and reflect accurately as at Completion, all corporate actions of the Target requiring the approval of its Board or shareholders prior to Completion. All corporate actions taken by Target have been duly authorised and are within its business scope, and the Target has not taken any action that in any respect conflicts with, constitutes a default under or results in a violation of any provision of its Memorandum and Articles.

2.2
The Target has the full legal right and power and all authority and approvals required to perform fully its obligations hereunder. This Agreement constitutes valid and binding obligations of the Target enforceable against them in accordance with the terms of this Agreement. The execution and delivery of this Agreement, and the subsequent Completion, will not result in the breach by the Vendor or the Target of any agreement or other instrument to which they are a party.

3.           INTENTIONALLY LEFT BLANK

4.	SUPPLY OF INFORMATION

4.1
All information contained in this Agreement and all other information, including the Due Diligence Information, which has been given in writing or made available by or on behalf of the Vendor and/or the Target  to the Purchaser or any of its agents, employees or professional advisers in the course of negotiations leading to this Agreement or for the purpose of the Due Diligence Investigations was, when given, complete, true and accurate in all respects, not misleading and there are no omissions and the Vendor is not aware of any fact nor matter or circumstances not disclosed in writing to the Purchaser which renders any such information incomplete, untrue, inaccurate or misleading in all respects.

4.2
The Due Diligence Documents comprise all the material contracts, agreements and licences which the Target has entered into, or have been issued with, in connection with its Business, and includes the Memorandum and Articles and all director and shareholder resolutions of Target. In this regard, the Company has no material contracts, agreements, leases, arrangements, understanding, licenses and permits for which it is bound, save as disclosed in the Due Diligence Documents.

4.3
The Vendor and Target have disclosed in writing all matters and information which might materially and adversely affect the prospects, operations or financial conditions of the Target or which might otherwise reasonably affect the willingness of the Purchaser to enter into this Agreement.

4.4
Save as disclosed in the Due Diligence Documents, the Target is not in default under any contract, note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other document or any law, rule, regulation, order, judgment or decree applicable to the Target or by which its or any of their respective properties is bound or affected. Save as disclosed in the Due Diligence Documents, there is no agreement, judgment, injunction, order or decree binding upon the Target which has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Target, any acquisition of material property by the Target or the conduct of business by the company as currently conducted. Save as disclosed in the Due Diligence Documents, there are no outstanding judgments, liens or any other security interests filed against the Target or any of its properties or assets.

4.5
Save as disclosed in the Due Diligence Documents, the Target has no liabilities of any nature, whether accrued, absolute, contingent or otherwise, including, without limitation, tax liabilities and interest due or to become due. Target’s accounts receivable are collectable in accordance with the terms of such accounts.

5.	DISCLOSURE OF INFORMATION

All matters which might materially and adversely affect the present or future value of the Target or which might otherwise reasonably affect the willingness of the Purchaser to purchase the Sale Shares or to purchase them for the consideration and upon the terms set out in this Agreement have been made available to the Purchaser and its professional advisers for the purposes of the Due Diligence Investigations.

Schedule 3 - 2

6.           LITIGATION

6.1	Since the date of incorporation of the Target, no oral or written demands or claim for damages or otherwise has been made against the Target, whether within or outside of Singapore.

6.2
The Target is not at present engaged whether as plaintiff or defendant or otherwise in any legal action, proceedings, claim, suit, litigation, prosecution, investigation, enquiry or arbitration (other than as claimant in the collection of debts arising in the ordinary and usual course of its Business) and there are no such legal action, proceeding, claim, suit, litigation, prosecution, investigation, enquiry or arbitration which is pending or threatened by or against the Target  (or any person for whose acts or defaults the Target may be vicariously liable), whether within or outside of Singapore.

6.3
The Target has not received any written notice from any court, tribunal, arbitrator, governmental authority or regulatory body with respect to an alleged, actual or potential violation and/or failure to comply with any applicable law, regulation or bye-law or requiring them to take or omit any action and there are no such action, claim, investigation or other proceeding or suit which is pending or threatened by or against the Target, whether within or outside of Singapore.

6.4	There is not in force any court injunction, order or directive restraining or restricting the Target from carrying on its Business or any part thereof, whether within or outside of Singapore.

6.5    There are no suit, claims, actions or proceedings pending or, to the best of Vendor’s knowledge, threatened against the Sale Shares or Vendor’s ownership of the Sale Shares, and the Sale Shares are not subject to any contract, agreement, arrangement or understanding, written or otherwise, which would adversely affect or otherwise prohibit or limit the acquisition of the Sale Shares by the Purchaser.

7.	INSOLVENCY ETC.

7.1
No order has been made, petition presented, resolution passed or meeting convened for the winding up (or other process whereby the Business is terminated and the assets of the Target is distributed among the creditors and/or shareholders or other contributories) of the Target and there are no cases or proceedings under any applicable insolvency, reorganisation or other similar laws, whether within or outside of Singapore concerning the Target and no events have occurred which under applicable laws in Singapore or elsewhere would justify any such cases or proceedings.

7.2
No petition has been presented or other proceedings have been commenced for an administration or judicial management order to be made (or any other order to be made by which during the period it is in force, the affairs, Business and assets of the Target is managed by a person appointed for the purposes by a court, government agency or similar body) in relation to the Target, nor has any such order been made in Singapore or elsewhere.

7.3
No receiver (including an administrative receiver), liquidator, judicial manager, trustee, administrator, custodian or similar official has been appointed in any jurisdiction in respect of the whole or any part of the Business or assets of the Target and no step has been taken for or with a view to the appointment of such person in Singapore or elsewhere.

7.4
The Target is not insolvent and is able to pay its debts as they fall due. There are no outstanding judgments, liens or any other security interests filed against the Target or any of its properties or assets.

7.5
No composition in satisfaction of the debts of the Target or scheme of arrangement of its affairs or compromise or arrangement between itself and its creditors and/or members or any class of its creditors and/or members, has been proposed, sanctioned or approved in Singapore or elsewhere.

7.6
No distress, distraint, charging order, garnishee order, execution or other process has been levied or applied for in respect of the whole or any party of any of the property, assets and/or undertaking of the Target in Singapore or elsewhere.

8.           BOOKS AND RECORDS

8.1
The statutory records, registers and books and the books of account and other records of whatsoever kind of the Target is duly entered and rectified up-to-date and maintained in accordance with all legal requirements applicable thereto on a proper and consistent basis and contain true, complete and accurate records of all matters required to be dealt with therein and all such books and all records and documents (including documents of title and copies of all subsisting agreement to which the Target is a party) which are its property, or ought to be in its possession are in its possession or under its control and no notice or allegation that any is incorrect or should be rectified has been received. All accounts, documents and returns required by law to be delivered or made to the competent authorities in Singapore or elsewhere have been duly and correctly delivered or made. The Target has not received any notice of any application or intended application for the rectification of the statutory records, registers and/or books of the Target as referred to in this paragraph.

8.2
The copies of the Memorandum and Articles or other like documents of the Target delivered to the Purchaser are true, up to date, complete and accurate and fully set out the rights and restrictions attaching to each class of share capital of the Target  to which they relate.

Schedule 3 - 3

9.           TAXATION MATTERS

9.1
All returns, computations, notices and information which are or have been required to be made or given by the Target for any taxation purpose (i) have been made or given within the requisite periods (or within permitted extensions of such periods) and on a proper basis and are up-to-date and correct and (ii) none of them is, or is likely to be, the subject of any dispute with the relevant taxation authorities.

9.2
All taxes assessed or imposed by any government or governmental or statutory body which have been assessed upon the Target and which are due and payable on or before the Completion Date have been paid and were paid on or before the relevant due date for payment. In addition, Vendor has informed Purchaser in writing of all taxes that have been assessed upon Target and which may be due after the Completion Date. There is no further liability or contingent liability for taxation otherwise than as a result of trading activities in the ordinary and usual course of its Business since the date of incorporation of the Target.

9.3	In relation to value-added or other similar tax, the Target:

(i)	has been duly registered and are taxable persons;

(ii)	has fully complied, in all respects, with all statutory requirements, orders, provisions, directions or conditions relating to the value-added or other similar tax;

(iii)	maintains complete, accurate and up-to-date records as is required by the applicable legislation; and

(iv)	has not been required by the relevant authorities of customs and excise to give security.

10.           COMPLIANCE WITH LAWS

10.1
The Target has carried on and is carrying on its Business and operations such that there have been no breaches of applicable laws, regulations and bye-laws in its country of incorporation and all countries in which it operates and there have not been any prior and/or current breaches by the Target of its constitutional documents and there has not been any prior and/or current investigation or enquiry by, or order, decree, decision or judgment of, any court, tribunal, arbitrator, governmental agency or regulatory body outstanding or anticipated against the Target or any person for whose acts or defaults it may be vicariously liable, nor is there any notice or other communication (official or otherwise) from any court, tribunal, arbitrator, governmental agency or regulatory body with respect to an alleged actual or potential violation and/or failure to comply with any such applicable law, regulation, bye-law or constitutional document, or requiring it to take or omit any action in its country of incorporation or elsewhere 24 months immediately preceding and including the Completion Date.

10.2
The Vendor warrants to and undertakes with the Purchaser to rectify any issue of non-compliance with any applicable law, regulation, bye-law or constitutional documents or breach thereof by the Target as may be uncovered by the Due Diligence Investigations on the Target, to the satisfaction of the Purchaser in its absolute discretion, no later than three (3) months post Completion.

11.           LICENCES AND CONSENTS

11.1
All statutory, municipal and other licences, consents, authorisations, orders, warrants, confirmations, permissions, certificates, approvals and authorities (“Licences”) necessary or desirable for the carrying on of the Business and operations of the Target in its country of incorporation and countries of operation have been obtained, are in full force and effect and all conditions applicable to any such Licence have been and are being complied with. There is no investigation, enquiry or proceeding outstanding or anticipated which is likely to result in the suspension, cancellation, modification or revocation of any of the Licences in Singapore or elsewhere and none of the Licences has been breached or is likely to be suspended, cancelled, refused, modified or revoked (whether as a result of the entry into this Agreement or Completion or otherwise).

11.2
There are no governmental laws, decrees, regulatory requirements, including environmental regulations and licences, or any other requirements that may have a material adverse affect on the use of any of the assets of the Target, the Business and operations of the Target, the transfer of funds in the form of cash dividends, loans or advances by the Target, such as foreign exchange controls, and the repatriation of capital and the remittance of profits by or to the Target.

12.           INDEBTEDNESS

12.1
The Target has no liabilities or obligations for Indebtedness. No event has occurred and no condition has become known to the Vendor (including the transactions contemplated hereby) that constitutes or, with notice or lapse of time, or both, would constitute a default of the Target or a basis of accelerated or increased rights, termination, excusable delay or non-performance by any other party under any instrument or document evidencing or relating to Indebtedness. No instrument or document evidencing, creating, securing or otherwise relating to Indebtedness will require the consent of any party to or as a result of the consummation of the transactions contemplated by this Agreement.

Schedule 3 - 4

12.2	As of the Completion Date, none of Business or assets of the Target will be subject to any liens or other encumbrance in connection with any Indebtedness of Target.

12.3	The Target has not guaranteed any liability or obligation of the Target’s nor Vendor’s directors, employees or any other third party.

12.4           For the purposes of this paragraph 12:

Indebtedness means, when used with reference to any party, without duplication, (i) any liability of such party created or assumed by such party, (A) for borrowed money  or other consideration, (B) evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation, deed of trust or mortgage) given in connection with the acquisition of, or exchange for, any property or assets (other than inventory or similar property acquired and consumed in the ordinary course of business), including securities and other Indebtedness, (C) in respect of letters of credit issued for such person’s account or (D) for the payment of money as lessee under leases that should be, in accordance with generally accepted accounting principles, recorded as capital leases for financial reporting purposes; (ii) any liability of others described in the preceding clause (i) guaranteed as to payment of principal or interest by such party or in effect guaranteed by such party through an agreement or otherwise, to purchase, repurchase or pay the related Indebtedness or to acquire the security therefore; (iii) all liabilities or obligations secured by a lien upon property owned by such party and upon which liabilities or obligations such party customarily pays interest or principal, whether or not such party has not assumed or become liable for the payment of such liabilities or obligations; and (iv) any amendment, renewal, extension, revision or refunding of any such liability or obligation; provided, however, that Indebtedness shall not include any liability for compensation of such party’s employees or for the purchase of inventory or similar property acquired and consumed in the ordinary course of business.

Schedule 3 - 5

SCHEDULE 4 - WARRANTIES GIVEN BY THE PURCHASER UNDER CLAUSE 6.2

As of the date of this Agreement and as of the Completion Date, Purchaser represents and warrants to Vendor and undertakes with the Vendor (with the intent that the provisions set out herein shall continue to have full force and effect) as follows:-

1.           CAPACITY OF THE PURCHASER

1.1
The Purchaser is a company duly organised and validly existing under the laws of state of Delaware, United States of America and has all the requisite corporate power and lawful authority to own, lease and operate its properties and to carry on its business.

1.2
The Purchaser has full legal right, power and all authority and approvals required to enter into, exercise its rights and perform or comply with its obligations under this Agreement which, when executed and subject to the fulfilment of the conditions precedents set out in this Agreement, will constitute valid and legally binding obligations on the Purchaser, enforceable against it in accordance with terms of this Agreement.

1.3
That the entry into, exercise of its rights and/or performance of or compliance with its obligations under this Agreement do not and will not violate, or exceed any power or restriction granted or imposed by (i) any law, regulation, authorisation, directive or order (whether or not having the force of law) to which it is subject in the United States of America, as may be applicable; (ii) its constitutive documents, where applicable; or (iii) any agreement, instrument or document to which they area party or which is binding on it in the United States of America, as may be applicable.

1.4	That it has obtained the approval of its boards of directors for the transactions contemplated under this Agreement and no other approval is required to complete the transaction contemplated herein.

1.5
Purchaser is acquiring the Sale Shares for investment purposes only and not with a view for re-distribution. Purchaser acknowledges that the Sale Shares are restricted securities as that terms is defined under United States securities laws and the certificate representing the Sale Shares will bear a customary restrictive legend.

2.	SUPPLY OF INFORMATION

2.1
All information contained in this Agreement and all Due Diligence Information which has been given in writing or made available by or on behalf of the Purchaser to the Vendor or any of its agents, employees or professional advisers in the course of negotiations leading to this Agreement or for the purpose of the Due Diligence Investigations was, when given, complete, true and accurate in all respects, not misleading and there are no omissions and the Purchaser is not aware of any fact nor matter or circumstances not disclosed in writing to the Vendor which renders any such information incomplete, untrue, inaccurate or misleading in all respects.

2.2	The Due Diligence Documents are identified in the Purchaser’s filings with the Commission.

2.3
The Purchase has disclosed all matters and information which might materially and adversely affect the prospects, operations or financial conditions of the Purchaser or which might otherwise reasonably affect the willingness of the Vendor to enter into this Agreement.

3.	DISCLOSURE OF INFORMATION

All matters which might materially and adversely affect the present or future value of the Purchase or which might otherwise reasonably affect the willingness of the Vendor to obtain the Consideration Shares upon the terms set out in this Agreement have been made available to the Vendor and its professional advisers for the purposes of the Due Diligence Investigations.

4.           LITIGATION

4.1	Since the date of incorporation of the Purchaser, no claim for damages or otherwise has been made against the Purchaser, whether within or outside of the United States of America.

4.2
The Purchaser is not at present engaged whether as plaintiff or defendant or otherwise in any legal action, proceedings, claim, suit, litigation, prosecution, investigation, enquiry or arbitration (other than as claimant in the collection of debts arising in the ordinary and usual course of its business) and there are no such legal action, proceeding, claim, suit, litigation, prosecution, investigation, enquiry or arbitration which is pending or threatened by or against the Purchaser (or any person for whose acts or defaults the Purchaser may be vicariously liable), whether within or outside of the United States of America.

Schedule 4 - 1

4.3
The Purchaser has not received any written notice from any court, tribunal, arbitrator, governmental authority or regulatory body with respect to an alleged, actual or potential violation and/or failure to comply with any applicable law, regulation or bye-law or requiring them to take or omit any action and there are no such action, claim, investigation or other proceeding or suit which is pending or threatened by or against the Purchaser, whether within or outside of the United States of America.

4.4
There is not in force any court injunction, order or directive restraining or restricting the Purchaser from carrying on its business or any part thereof, whether within or outside of the United States of America.

5.	INSOLVENCY ETC.

5.1
No order has been made, petition presented, resolution passed or meeting convened for the winding up (or other process whereby the business is terminated and the assets of the Purchaser is distributed among the creditors and/or shareholders or other contributories) of the Purchaser and there are no cases or proceedings under any applicable insolvency, reorganisation or other similar laws, whether within or outside of the United States of America concerning the Purchaser and no events have occurred which under applicable laws in the United States of America or elsewhere would justify any such cases or proceedings.

5.2
No petition has been presented or other proceedings have been commenced for an administration or judicial management order to be made (or any other order to be made by which during the period it is in force, the affairs, business and assets of the Purchaser is managed by a person appointed for the purposes by a court, government agency or similar body) in relation to the Purchaser, nor has any such order been made in the United States of America or elsewhere.

5.3
No receiver (including an administrative receiver), liquidator, judicial manager, trustee, administrator, custodian or similar official has been appointed in any jurisdiction in respect of the whole or any part of the business or assets of the Purchaser and no step has been taken for or with a view to the appointment of such person in the United States or elsewhere.

5.4	The Purchaser is not insolvent and is able to pay its debts as they fall due.

5.5
No composition in satisfaction of the debts of the Purchaser or scheme of arrangement of its affairs or compromise or arrangement between itself and its creditors and/or members or any class of its creditors and/or members, has been proposed, sanctioned or approved in the United States of America or elsewhere.

5.6
No distress, distraint, charging order, garnishee order, execution or other process has been levied or applied for in respect of the whole or any party of any of the property, assets and/or undertaking of the Purchaser in the United States of America or elsewhere.

6.           BOOKS AND RECORDS

6.1
The statutory records, registers and books and the books of account and other records of whatsoever kind of the Purchaser is duly entered and rectified up-to-date and maintained in accordance with all legal requirements applicable thereto on a proper and consistent basis and contain true, complete and accurate records of all matters required to be dealt with therein and all such books and all records and documents (including documents of title and copies of all subsisting agreement to which the Purchaser is a party) which are its property, or ought to be in its possession are in its possession or under its control and no notice or allegation that any is incorrect or should be rectified has been received. All accounts, documents and returns required by law to be delivered or made to the competent authorities in the United States of America or elsewhere have been duly and correctly delivered or made. The Purchaser has not received any notice of any application or intended application for the rectification of the statutory records, registers and/or books of the Purchaser as referred to in this paragraph.

6.2
The copies of the certificate of incorporation and by-laws or other like documents of the Purchaser contained in its filings with the Commission are true, up to date, complete and accurate and fully set out the rights and restrictions attaching to each class of share capital of the Purchaser  to which they relate.

7.           TAXATION MATTERS

7.1
All returns, computations, notices and information which are or have been required to be made or given by the Purchaser for any taxation purpose (i) have been made or given within the requisite periods (or within permitted extensions of such periods) and on a proper basis and are up-to-date and correct and (ii) none of them is, or is likely to be, the subject of any dispute with the relevant taxation authorities.

7.2
All taxes assessed or imposed by any government or governmental or statutory body which have been assessed upon the Purchaser and which are due and payable on or before the Completion Date have been paid and were paid on or before the relevant due date for payment. There is no further liability or contingent liability for taxation otherwise than as a result of trading activities in the ordinary and usual course of its business since the date of incorporation of the Purchaser.

Schedule 4 - 2

7.3	In relation to value-added or other similar tax, the Purchaser:

(i)	have been duly registered and are taxable persons;

(ii)	have fully complied, in all respects, with all statutory requirements, orders, provisions, directions or conditions relating to the value-added or other similar tax;

(iii)	maintains complete, accurate and up-to-date records as is required by the applicable legislation; and

(iv)	has not been required by the relevant authorities of customs and excise to give security.

8.           COMPLIANCE WITH LAWS

8.1
The Purchaser has carried on and is carrying on its business and operations such that there have been no breaches of applicable laws, regulations and bye-laws in its country of incorporation and all countries in which it operates and there have not been any prior and/or current breaches by the Purchaser of its constitutional documents and there has not been any prior and/or current investigation or enquiry by, or order, decree, decision or judgment of, any court, tribunal, arbitrator, governmental agency or regulatory body outstanding or anticipated against the Purchaser or any person for whose acts or defaults it may be vicariously liable, nor is there any notice or other communication (official or otherwise) from any court, tribunal, arbitrator, governmental agency or regulatory body with respect to an alleged actual or potential violation and/or failure to comply with any such applicable law, regulation, bye-law or constitutional document, or requiring it to take or omit any action in its country of incorporation or elsewhere 24 months immediately preceding and including the Completion Date.

8.2
The Purchaser warrants to and undertakes with the Vendor to rectify any issue of non-compliance with any applicable law, regulation, bye-law or constitutional documents or breach thereof by the Purchaser as may be uncovered by the Due Diligence Investigations on the Purchaser, to the satisfaction of the Vendor in its absolute discretion, no later than three (3) months post Completion.

9.           LICENCES AND CONSENTS

9.1
All statutory, municipal and other licences, consents, authorisations, orders, warrants, confirmations, permissions, certificates, approvals and authorities (“Licences”) necessary or desirable for the carrying on of the business and operations of the Purchaser in its country of incorporation and countries of operation have been obtained, are in full force and effect and all conditions applicable to any such Licence have been and are being complied with. There is no investigation, enquiry or proceeding outstanding or anticipated which is likely to result in the suspension, cancellation, modification or revocation of any of the Licences in the United States of America or elsewhere and none of the Licences has been breached or is likely to be suspended, cancelled, refused, modified or revoked (whether as a result of the entry into this Agreement or Completion or otherwise).

9.2
There are no governmental laws, decrees, regulatory requirements, including environmental regulations and licences, or any other requirements that may materially affect the use of any of the assets of the Purchaser, the business and operations of the Purchaser, the transfer of funds in the form of cash dividends, loans or advances by the Purchaser, such as foreign exchange controls, and the repatriation of capital and the remittance of profits by or to the Purchaser.

10.           INDEBTEDNESS

10.1
Save as disclosed in Purchaser’s financial statements filed with the Commission, the Purchaser has no liabilities or obligations for Indebtedness. No event has occurred and no condition has become known to the Purchaser (including the transactions contemplated hereby) that constitutes or, with notice or lapse of time, or both, would constitute a default of the Purchaser or a basis of accelerated or increased rights, termination, excusable delay or non-performance by any other party under any instrument or document evidencing or relating to Indebtedness. No instrument or document evidencing, creating, securing or otherwise relating to Indebtedness will require the consent of any party to or as a result of the consummation of the transactions contemplated by this Agreement.

10.2	As of the Completion Date, none of Business or assets of the Purchaser will be subject to any liens or other encumbrances in connection with any Indebtedness of Purchaser.

10.3	The Purchaser has not guaranteed any liability or obligation of the Purchaser’s directors, employees or any other third party.

Schedule 4 - 3

10.4           For the purposes of this paragraph 10:

Indebtedness means, when used with reference to any party, without duplication, (i) any liability of such party created or assumed by such party, (A) for borrowed money or other consideration, (B) evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation, deed of trust or mortgage) given in connection with the acquisition of, or exchange for, any property or assets (other than inventory or similar property acquired and consumed in the ordinary course of business), including securities and other Indebtedness, (C) in respect of letters of credit issued for such person’s account or (D) for the payment of money as lessee under leases that should be, in accordance with generally accepted accounting principles, recorded as capital leases for financial reporting purposes; (ii) any liability of others described in the preceding clause (i) guaranteed as to payment of principal or interest by such party or in effect guaranteed by such party through an agreement or otherwise, to purchase, repurchase or pay the related Indebtedness or to acquire the security therefore; (iii) all liabilities or obligations secured by a lien upon property owned by such party and upon which liabilities or obligations such party customarily pays interest or principal, whether or not such party has not assumed or become liable for the payment of such liabilities or obligations; and (iv) any amendment, renewal, extension, revision or refunding of any such liability or obligation; provided, however, that Indebtedness shall not include any liability for compensation of such party’s employees or for the purchase of inventory or similar property acquired and consumed in the ordinary course of business.

Schedule 4 - 4

In witness whereof this Agreement has been executed on the date stated at the beginning.

The Vendor

/s/ Chan Heng Fai
Signed by Chan Heng Fai

For and on behalf of

Singapore eDevelopment Limited

in the presence of:

Witness:

Schedule 4 - 5

The Purchaser

/s/ Mary Ellen Schloth
Signed by Mary Ellen Schloth
President
For and on behalf of

Fragmented Industry Exchange Inc.

in the presence of:

Witness:

Schedule 4 - 5